EXHIBIT 3(c)
                       CONSENT OF KPMG PEAT MARWICK, LLP

                         Consent of Independent Auditors

The Board of Directors
The Life Insurance Company of Virginia
Life of Virginia Separate Account II

We consent to the reference to our firm under the caption "Experts" and to the use of our report with respect to the consolidated financial statements of The Life Insurance Company of Virginia and subsidiaries as of December 31, 1997 and 1996 and for the year ended December 31, 1997, the nine-month period ended December 31, 1996 and the preacquisition three-month period ended March 31, 1996 , dated January 14, 1998, and our report with respect to the financial statements of Life of Virginia Separate Account II as of December 31, 1997 and 1996 and for the years or periods then ended, dated February 13, 1998 in Pre-Effectiver Amendment No. 2 to the Registration Statement (Form S-6 No. 333-41031) and related Prospectus of Life of Virginia Separate Account II, for the registration of an indefinite amount of securities.

Our report with respect to the consolidated financial statements of The Life Insurance Company of Virginia and subsidiaries dated January 14, 1998, contains an explanatory paragraph that states effective April 1, 1996, General Electric Capital Corporation acquired all of the outstanding stock of The Life Insurance Company of Virginia in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


                                                     KPMG Peat Marwick LLP

Richmond, Virginia
March 11, 1998